Exhibit 5.1

LAW OFFICE OF JILLIAN SIDOTI
34721 Myrtle Court
Winchester, CA 92596
(323) 799-1342

December 22, 2008

Lux Digital Pictures, Inc.
2140 Shattuck Ave., Ste 210-2270
Berkeley, CA. 94704

RE:	Lux Digital Pictures, Inc.
Registration Statement on Form S-1

Gentlemen:

          I have been retained by Lux Digital Pictures, Inc., a Wyoming corporation (the “Company”), in connection with the Registration Statement (the “Registration Statement”) on Form S-1, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of 99,000 shares of common stock of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1.	Certificate of Incorporation of the Company;

2.	Bylaws of the Company;

3.	The Registration Statement; and

4.	Unanimous consent resolutions of the Company's Board of Directors.

          I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

          Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, are validly issued, fully paid and non-assessable under the corporate laws of the State of Wyoming.

          I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/

Jillian Ivey Sidoti